Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 35 to Registration Statement No. 811-21667 on Form N-1A of our report dated October 16, 2013 relating to the financial statements and financial highlights of Fidelity Specialized High Income Central Fund, a fund of Fidelity Central Investment Portfolios LLC, appearing in the Annual Report on Form N-CSR of Fidelity Central Investment Portfolios LLC for the year ended August 31, 2013, and to the references to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 24, 2014